Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

NIRE 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – in Judicial Reorganization (“Oi”) informs its shareholders and the market in general that, in connection with the Brazilian Judicial Reorganization Plan approved by creditors in the general creditors meeting held in Brazil on December 19 and 20, 2017 and as confirmed by the Brazilian Judicial Reorganization Court on January 8, 2018 (the “RJ Plan”) in a decision published in the Official Gazette of the State of Rio de Janeiro on February 5, 2018, on June 14, 2018, the United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”) issued an order granting the relief requested in the motion submitted on behalf of Oi, Telemar Norte Leste S.A. – in Judicial Reorganization, Oi Brasil Holdings Coöperatief U.A. – in Judicial Reorganization (“Oi Coop”) and Oi Móvel S.A. – in Judicial Reorganization (all debtors together, the “Chapter 15 Debtors”) seeking full force and effect the RJ Plan in the United States and for purposes of U.S. law with respect to each of the Chapter 15 Debtors.  The order also authorizes steps required to consummate the RJ Plan with respect to the following, New York-law governed series of debt:

•        Oi’s 9.75% Senior Notes due 2016 (CUSIP/ISIN Nos. 10553M AC5/US10553MAC55 and P18445 AF6/USP18445AF68);

•        Oi’s 5.125% Senior Notes due 2017 (ISIN No. XS0569301830 and XS0569301327);

•        Oi’s 9.50% Senior Notes due 2019 (CUSIP/ISIN Nos. 87944L AD1/US87944LAD10 and P9037H AK9/USP9037HAK97);

•        Oi’s 5.50% Senior Notes due 2020 (CUSIP/ISIN Nos. 87944L AE9/US87944LAE92, P9037H AL7/USP9037HAL70 and 87944L AF6/USP87944LAF67);

•        Oi Coop’s 5.625% Senior Notes due 2021 (ISIN No. XS1245245045 and XS1245244402); and

•        Oi Coop’s 5.75% Senior Notes due 2022 (CUSIP/ISIN Nos. 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42).

The decision and order of the U.S. Bankruptcy Court further exempts the offer and sale of securities distributed under the RJ Plan from otherwise applicable U.S. registration requirements.

The full text of the order will be made available, as soon as possible, for download on the Company’s website (www.oi.com.br/ri), on the CVM’s Empresas.NET system (www.cvm.gov.br), as well as the website of B3 SA – Brasil, Bolsa, Balcão (www.bmfbovespa.com.br) and will be sent to the U.S. Securities and Exchange Commission on Form 6-K. The Company will arrange for the translation of the decision into Portuguese and will make it available as soon as possible at the above addresses.

Rio de Janeiro, June 14, 2018.

Oi S.A. – in Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer